EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 11, 2005, relating to the consolidated financial statements and schedule of Precis, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

/S/ BDO Seidman, LLP

Dallas, Texas
January 10, 2006